Exhibit 99.1

For more information, contact:
E.R. “Skip” Autry
Chief Financial Officer
TriMas Corporation
(248) 631-5496

MEDIA RELEASE

TRIMAS CORPORATION REPORTS THIRD QUARTER RESULTS

BLOOMFIELD HILLS, MICH. — November 14, 2006 — TriMas Corporation today announced its financial results for the three months ended September 30, 2006.  TriMas reported sales of $244.6 million, operating profit of $26.4 million and loss from continuing operations of $1.9 million, or $(0.09) per share on a fully-diluted basis for the three months ended September 30, 2006, compared to the prior year third quarter sales of $246.0 million, operating profit of $21.1 million and income from continuing operations of $2.1 million, or $0.10 per share on a fully-diluted basis.  The reported loss from continuing operations for the quarter ended September 30, 2006, included a substantially non-cash, after-tax charge of $5.4 million, or $0.26 per share, related to the Company’s successful refinancing of its senior secured credit facilities in August 2006.

Third Quarter Highlights

“In the third quarter, we saw continued solid year-over-year growth in sales in certain segments of our business and an even greater improvement in operating earnings performance as our profit improvement initiatives continued, and we benefited from economic expansion in key market segments,” said Grant Beard, TriMas’ President and Chief Executive Officer.  “The benefits of being a diversified industrial products company were evident as our businesses within Packaging Systems, Energy Products, Industrial Products and Recreational Accessories enjoyed particularly strong earnings results.”

“While sales within Recreational Accessories and RV & Trailer Products declined compared to the year ago period, total company operating profit continued to improve as a result of sourcing and other cost reduction initiatives implemented in the second half of 2005,” Beard commented.  “While the economic outlook for the majority of our companies remains positive, we are watching end market demand within our Recreational Accessories and RV & Trailer Products businesses closely.

“We were also pleased with the successful refinancing of our $410.0 million senior secured credit facilities, which closed in early August,” Beard commented.  The new credit facilities will reduce the Company’s borrowing costs, and substantially increase our liquidity and operational flexibility going forward.”

“Our priorities within TriMas remain clear — to expand sales growth initiatives and continue to drive earnings performance and free cash flow in order to reduce debt and further improve our balance sheet,” Beard said.

Results of Continuing Operations

•                  The Company’s 2006 third quarter net sales decreased 0.6% to $244.6 million, from $246.0 million for the three months ended September 30, 2005, as three of the Company’s five business segments reported year-over-year revenue growth.  Notably, net sales increased 9.9% at Packaging Systems, 26.6% at Energy Products and 10.4% within Industrial Specialties.  Net sales reported for RV & Trailer Products and Recreational Accessories declined approximately 18.3% and 12.1%, respectively, compared with the year ago period.  RV & Trailer Products experienced soft demand across all market channels while end market demand within Recreational Accessories’ declined due to record high summer gasoline prices and a continued uncertain interest rate environment.

•                  Operating profit improved 25.1%, or $5.3 million, as compared to the same period a year ago and reflected strong earnings performance in four of the Company’s five business segments.  Material margins improved compared to the year ago period primarily as a result of sourcing initiatives and moderating raw material costs.  Operating profit margin as a percent of sales improved to 10.8% in third quarter 2006, compared to 8.6% for the same period a year ago.

•                  In connection with the refinancing of its senior secured credit facilities, the Company recorded an $8.6 million charge for debt extinguishment costs, of which $7.9 million was a non-cash charge related to the write-off of previous debt issue costs.  The after-tax impact of this item reduced income from continuing operations by $5.4 million, or approximately $0.26 per share.

•                  The Company reported a loss from continuing operations of $1.9 million, or $(0.09) per share on a fully-diluted basis in the quarter ended September 30, 2006, compared to income from continuing operations of $2.1 million, or $0.10 per share on a fully-diluted basis in the third quarter 2005.

Results of Discontinued Operations

Sales from discontinued operations were $22.6 million and $24.9 million in the quarters ended September 30, 2006 and 2005, respectively.  The loss from discontinued operations, net of tax benefits recorded, increased to $10.9 million in the quarter ended September 30, 2006, from $1.9 million in the quarter ended September 30, 2005.  The decrease between years is due primarily to a

$9.7 million impairment charge, net of tax benefits recorded of $6.2 million, related to the further write-down of net assets of discontinued operations to revised estimates of fair value.

Third Quarter Financial Summary

	For the Quarter Ended
	September 30,
(unaudited - in millions, except per share amounts)	2006	2005
Sales	$244.6	$246.0
Operating profit	$26.4	$21.1
Income from continuing operations	$(1.9)	$2.1
Loss from discontinued operations, net of tax benefit	$(10.8)	$(1.9)
Net income	$(12.7)	$0.2

Earnings (loss) per share - basic:
—Continuing operations	$(0.09)	$0.11
—Discontinued operations	(0.54)	(0.09)
—Net income	$(0.63)	$0.02

Earnings (loss) per share - diluted:
—Continuing operations	$(0.09)	$ 0.10
—Discontinued operations	(0.54)	(0.09)
—Net income	$(0.63)	$0.01

Other Data - Continuing Operations:
—Depreciation and amortization	$9.0	$9.4
—Interest expense	$19.4	$18.8
—Debt extinguishment costs	$8.6	$—
—Other expense, net	$1.2	$1.6
—Income tax expense	$(0.9)	$(1.5)

Segment Results

Packaging Systems

Net sales increased $4.8 million, or 9.9%, to $53.4 million in third quarter 2006 from $48.6 million in the year ago period.  Packaging Systems had sales increases of 7.8% for industrial closure products, 21.8% for specialty consumer dispensing product applications and 8.4% for specialty tapes, laminates and insulation products.  Operating profit increased 30.5% to $10.3 million during third quarter 2006 from $7.9 million in third quarter 2005, as this segment benefited primarily from higher sales volumes and improved material margins as a result of moderating raw material costs in the third quarter 2006 compared to the same period a year ago.

Energy Products

Net sales increased $8.1 million, or 26.6%, to $38.5 million in the quarter ended September 30, 2006 compared to $30.4 million in the year ago period, as this segment benefited from continued favorable market conditions for oil and gas producers in the United States and Canada, market share gains due to expanded parts offerings and higher turnaround activity at petrochemical refineries.  Operating profit improved $3.0 million, or 107.5%, to $5.8 million in the quarter ended September 30, 2006 from $2.8 million in the year ago period due to improved material margins, better absorption of fixed overhead costs and lower selling costs in relation to sales due to the relatively fixed cost nature of this segment’s distribution network.

Industrial Specialties

Net sales increased $4.2 million, or 10.4%, to $44.6 million in the quarter ended September 30, 2006, from $40.4 million in the year ago period as three of this segment’s five businesses continued to experience strong demand driven by new products, market share gains and economic expansion.  Notably, sales increased 34.2% in our defense business, 17.1% in our industrial cylinder business, and 2.4 % in our precision tooling business.  However, sales within our aerospace fastener business were approximately flat due to the impact of an 8 day labor strike in July 2006, in connection with reaching a three year contract agreement.  Operating profit in the third quarter 2006 increased to $9.9 million from $8.4 million in the year ago period, due principally to higher sales levels between years and better absorption of fixed operating costs.

RV & Trailer Products

Net sales decreased $9.7 million for the quarter ended September 30, 2006 to $43.3 million from $53.0 million in the year ago period.  This segment experienced lower sales across all market channels due to soft market demand.  Operating profit in third quarter 2006 decreased $3.7 million to $2.9 million from $6.6 million in third quarter 2005 due principally to the aforementioned sales decline, lower material margins due to competitive pricing pressures and a less favorable product sales mix overall.

Recreational Accessories

Net sales decreased $8.8 million, or 12.1%, to $64.8 million in the quarter ended September 30, 2006 compared to $73.6 million in the year ago period as a result of reduced consumer demand for towing products and accessories due to record high gasoline prices and a continued uncertain interest rate environment.  However, operating profit increased $2.8 million to $4.2 million in third quarter 2006 from $1.4 million in the year ago period as a result of improved material margins due to sourcing initiatives, favorable material use variances due to productivity improvements and lower variable and fixed overhead spending as a result of cost reduction actions implemented in the second half of 2005, offset in part by higher sales promotion expense to support retail channel sales activity.

Financial Position

TriMas ended the third quarter with total assets of $1,415.3 million, debt of $722.3 million and $32.0 million outstanding under its receivables securitization facility.  Net cash provided by operating activities for the nine months ended September 30, 2006, was $26.5 million, compared to $19.8 million in the year ago period.

Refinancing of Credit Facilities

As previously announced, the Company completed the refinancing of its $410 million senior secured credit facilities which extended maturities on the revolving and term loan portions of the facility for 5 and 7 years, respectively, and reduced interest rate spreads 0.75% and 1.00%, respectively, which the Company anticipates will result in interest savings of approximately $2.5 - $3.0 million per year.  The Company’s senior secured credit facilities now consist of a $90.0 million revolving credit facility, a $60.0 million deposit-linked supplemental revolving credit facility and a $260.0 million term loan facility.

Conference Call

TriMas will broadcast its third quarter earnings conference call on Tuesday, November 14, 2006, at 2:00 PM EST.  President and Chief Executive Officer Grant Beard and Chief Financial Officer E.R. “Skip” Autry will discuss the Company’s recent financial performance and respond to questions from the investment community.

To participate by phone, please dial: (866) 282-2517.   Callers should ask to be connected to the TriMas third quarter conference call (reservation number 999008).  If you are unable to participate during the live teleconference, a replay of the conference call will be available beginning November 14 at 5:30 PM. EST through November 21 at 11:59 PM EST.  To access the replay, please dial:  (866) 837-8032 (access code 999008).

Cautionary Notice Regarding Forward-Looking Statements

This release contains “forward-looking” statements, as that term is defined by the federal securities laws, about our financial condition, results of operations and business.  Forward-looking statements include: certain anticipated, believed, planned, forecasted, expected, targeted and estimated results along with TriMas’ outlook concerning future results.  When used in this release, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” or future or conditional verbs, such as “will,” “should,” “could,” or “may,” and variations of such words or similar expressions are intended to identify forward-looking statements.  All forward-looking statements, including without limitation, management’s examination of historical operating trends and data, are based upon our current expectations and various assumptions.  Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for these views.  However, there can be no assurance that management’s expectations, beliefs and projections will be achieved.  These forward-looking statements are subject to numerous assumptions, risks and uncertainties and accordingly, actual results may differ materially from those expressed or implied by the forward-looking statements.  We caution readers not to place undue reliance on the statements, which speak to conditions only as of the date of this release.  The cautionary statements set forth above should be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.  We do not undertake any obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.  Risks and uncertainties that could cause actual results to vary materially from those anticipated in the forward-looking statements included in this release include general economic conditions in the markets in which we operate and industry-based factors such as: technological developments that could competitively disadvantage us, increases in our raw material, energy, and healthcare costs, our dependence on key individuals and relationships, exposure to product liability, recall and warranty claims, work stoppages at our facilities, or our customers or suppliers, risks associated with international markets, protection of or liability associated with our intellectual property, lower cost foreign manufacturers, compliance with environmental and other regulations, and competition within our industries.  In addition, factors more specific to us could cause actual results to vary materially from those anticipated in the forward-looking statements included in this release such as our substantial leverage, limitations imposed by our debt instruments, our ability to successfully pursue our stated growth strategies and opportunities, as well as our ability to identify attractive and other strategic acquisition opportunities and to successfully integrate acquired businesses and complete actions we have identified as providing cost-saving opportunities.

About TriMas

Headquartered in Bloomfield Hills, Mich., TriMas is a diversified growth company of high-end, specialty niche businesses manufacturing a variety of products for commercial, industrial and consumer markets worldwide.  TriMas is organized into five strategic business segments: Packaging Systems, Energy Products, Industrial Specialties, RV & Trailer Products and Recreational Accessories.  TriMas has about 5,000 employees at 80 different facilities in 10 countries.  For more information, visit www.trimascorp.com.

TriMas Corporation
Consolidated Balance Sheet
(Unaudited — dollars in thousands)

	September 30,	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$3,880	$3,730
Receivables, net	100,870	89,960
Inventories	159,960	148,450
Deferred income taxes	20,120	20,120
Prepaid expenses and other current assets	6,980	7,050
Assets of discontinued operations held for sale	24,220	46,730
Total current assets	316,030	316,040
Property and equipment, net	163,450	164,250
Goodwill	650,690	644,780
Other intangibles, net	245,920	255,220
Other assets	39,240	48,220
Total assets	$1,415,330	$1,428,510

Liabilities and Stockholders’ Equity

Current liabilities:
Current maturities, long-term debt	$5,550	$13,820
Accounts payable	94,140	111,250
Accrued liabilities	81,260	62,800
Due to Metaldyne	1,910	4,850
Liabilities of discontinued operations	29,720	38,410
Total current liabilities	212,580	231,130
Long-term debt	716,700	713,860
Deferred income taxes	95,910	95,980
Other long-term liabilities	34,350	34,760
Due to Metaldyne	3,480	3,480
Total liabilities	1,063,020	1,079,210
Commitments and contingencies
Preferred stock, $0.01 par: Authorized 100,000,000 shares;
Issued and outstanding: None	—	—
Common stock, $0.01 par: Authorized 400,000,000 shares;
Issued and outstanding: 20,759,500 and 20,010,000 shares, respectively	210	200
Paid-in capital	398,240	396,980
Accumulated deficit.	(92,190)	(86,310)
Accumulated other comprehensive income	46,050	38,430
Total shareholders’ equity	352,310	349,300
Total liabilities and shareholders’ equity	$1,415,330	$1,428,510

TriMas Corporation
 Consolidated Statement of Operations
 (Unaudited — dollars in thousands, except for per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Net sales	$244,590	$246,040	$797,260	$775,590
Cost of sales	(177,690)	(186,110)	(581,960)	(582,080)
Gross profit	66,900	59,930	215,300	193,510
Selling, general and administrative expenses	(41,010)	(38,510)	(128,500)	(117,640)
Gain (loss) on dispositions of property and equipment	510	(320)	410	(530)
Operating profit	26,400	21,100	87,210	75,340
Other expense, net:
Interest expense	(19,370)	(18,840)	(59,320)	(55,790)
Debt extinguishment costs	(8,610)	—	(8,610)	—
Other, net	(1,200)	(1,600)	(3,120)	(5,450)
Other expense, net	(29,180)	(20,440)	(71,050)	(61,240)

Income (loss) from continuing operations before income taxes	(2,780)	660	16,160	14,100
Income tax (expense) benefit	930	1,470	(5,800)	(3,470)
Income (loss) from continuing operations	(1,850)	2,130	10,360	10,630
Loss from discontinued operations, net of income tax benefit.	(10,870)	(1,900)	(16,240)	(3,840)
Net income (loss)	$(12,720)	$230	$(5,880)	$6,790

Earnings (loss) per share - basic:
Continuing operations	$(0.09)	$0.11	$0.52	$0.53
Discontinued operations, net of income tax benefit	(0.54)	(0.09)	(0.81)	(0.19)

Net income (loss) per share	$(0.63)	$0.02	$(0.29)	$0.34

Weighted average common shares - basic	20,132,201	20,010,000	20,051,181	20,010,000

Earnings (loss) per share - diluted:
Continuing operations	$(0.09)	$0.10	$0.50	$0.51
Discontinued operations, net of income tax benefit	(0.54)	(0.09)	(0.78)	(0.18)

Net income (loss) per share	$(0.63)	$0.01	$(0.28)	$0.33

Weighted average common shares - diluted	20,132,201	20,760,000	20,759,973	20,760,000

TriMas Corporation
Consolidated Statement of Cash Flows
(Unaudited — dollars in thousands)

	Nine Months Ended September 30,
	2006	2005
Cash Flows from Operating Activities:
Net income (loss)	$(5,880)	$6,790
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Loss on dispositions of property and equipment	2,690	390
Impairment of assets	15,850	—
Depreciation and amortization	27,970	31,400
Amortization of debt issue costs	3,670	3,720
Non-cash debt extinguishment costs	7,920	—
Non-cash compensation expense	1,270	240
Net proceeds from (reductions in) sale of receivables and receivables securitization	(2,360)	400
Payment to Metaldyne to fund contractual liabilities	(2,940)	(330)
Increase in receivables	(7,090)	(26,060)
(Increase) decrease in inventories	(6,440)	16,010
Decrease in prepaid expenses and other assets	(360)	(910)
Decrease in accounts payable and accrued liabilities	(7,750)	(12,900)
Other, net	(90)	1,000
Net cash provided by operating activities	26,460	19,750

Cash Flows from Investing Activities:
Capital expenditures .	(19,580)	(15,010)
Proceeds from sales of fixed assets	980	3,490
Net cash used for investing activities	(18,600)	(11,520)

Cash Flows from Financing Activities:
Repayments of borrowings on credit facilities	(2,130)	(2,160)
Repayment of term loan facilities	(254,960)	—
Proceeds from term loan facilities	260,000	—
Proceeds from borrowings on revolving credit facilities	576,960	722,580
Repayments of borrowings on revolving credit facilities	(585,420)	(729,400)
Payments on notes payable	—	(100)
Debt issuance costs	(2,160)	—
Net cash used for financing activities	(7,710)	(9,080)

Cash and Cash Equivalents:
Increase (decrease) for the period	150	(850)
At beginning of period	3,730	3,090
At end of period	$3,880	$2,240

TriMas Corporation
Company and Business Segment Financial Information

(unaudited - dollars in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Packaging Systems
Net sales	$53,410	$48,570	$158,450	$145,640
Operating profit	$10,250	$7,860	$28,910	$24,600
Operating profit as a % of sales	19.2%	16.2%	18.2%	16.9%

Energy Products
Net sales	$38,500	$30,400	$117,170	$95,250
Operating profit	$5,810	$2,790	$17,280	$11,310
Operating profit as a % of sales	15.1%	9.2%	14.7%	11.9%

Industrial Specialties
Net sales	$44,600	$40,410	$136,110	$125,020
Operating profit	$9,900	$8,380	$28,170	$24,470
Operating profit as a % of sales	22.2%	20.7%	20.7%	19.6%

RV & Trailer Products
Net sales	$43,320	$53,020	$150,660	$161,180
Operating profit	$2,940	$6,620	$17,620	$21,920
Operating profit as a % of sales	6.8%	12.5%	11.7%	13.6%

Recreational Accessories
Net sales	$64,760	$73,640	$234,870	$248,500
Operating profit	$4,240	$1,360	$15,120	$8,820
Operating profit as a % of sales	6.5%	1.8%	6.4%	3.5%

Total Company - Continuing Operations
Net sales	$244,590	$246,040	$797,260	$775,590

Operating profit	$26,400	$21,100	$87,210	$75,340

Operating profit as a % of sales	10.8%	8.6%	10.9%	9.7%

Corporate expenses and management fees	$6,740	$5,910	$19,890	$15,780

Other Data - Continuing Operations:
— Depreciation and amortization	$9,010	$9,440	$27,950	$28,550
— Interest expense	$19,370	$18,840	$59,320	$55,790
— Debt extinguishment costs	$8,610	$—	$8,610	$—
— Other expense, net	$1,200	$1,600	$3,120	$5,450
— Income tax expense (benefit)	$(930)	$(1,470)	$5,800	$3,470